PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)

                         219,205 Shares of Common Stock
                                ($.50 Par Value)
                               OMNICOM GROUP INC.

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      This document supplements the Prospectus dated January 28, 1998 relating to 219,205 shares of Common Stock, par value $.50 per share (the "Common Stock") of the Omnicom Group, Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of Palmer Jarvis Inc. ("PJI"), a corporation incorporated under the laws of British Columbia, issued in a private offering in Canada by PJI and the Company. The shares of Common Stock offered hereby were initially acquired upon exchange of the Exchangeable Shares in a private offering in Canada. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On May 15, 1998 the closing price of the Common Stock as reported on the New York Stock Exchange was $48.6875 per share. The Common Stock is traded under the symbol "OMC."

      None of the Selling Shareholders owns in excess of 1% of the Common Stock of the Company and since the Selling Shareholders may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common
Stock:

                                         Amount of Shares           Amount of
                                        Beneficially Owned        Shares to be
 Name of Selling Shareholder(s)        as of May 15, 1998(1)    Offered for Sale
 ------------------------------       ----------------------    ----------------

 Frank William Palmer                         96,585                 21,215
 Robert Stanley Whittle                       11,386                 11,386
 Heinz Peter Fassbender                       5,827                   3,690
 Rodney Glen Palson                           5,454                   1,785
 John Leggatt                                 5,063                   2,200
 Helene Leggatt                               4,091                     395
 Walter John Kulyk                            2,728                   2,728
 Christian Life Assembly                        719                     719
 Katherine Ann Shapka                           567                     567

(1) Includes (a) 75,370 shares of Common Stock which Frank William Palmer has the right to acquire upon the exchange of 75,370 Exchangeable Shares, (b) 2,137 shares of Common Stock which Heinz Peter Fassbender has the right to acquire upon the exchange of 2,137 Exchangeable Shares, (c) 3,699 shares of Common Stock which Rodney Glen Palson has the right to acquire upon the exchange of 3,669 Exchangeable Shares, (d) 2,863 shares of Common Stock which John Leggatt has the right to acquire upon the exchange of 2,863 Exchangeable Shares and (e) 3,696 shares of Common Stock which Helene Leggatt has the right to acquire upon the exchange of 3,696 Exchangeable Shares.

      Except for the purchase of the shares of Common Stock, their current holdings of Exchangeable Shares and their positions with PJI, none of the Selling Shareholders has had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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             The date of this Prospectus Supplement is May 19, 1998.